UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________
FORM 8-K
______________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 5, 2022
LIGAND PHARMACEUTICALS INCORPORATED
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-33093	77-0160744
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

3911 Sorrento Valley Boulevard, Suite 110
San Diego
CA	92121
(Address of principal executive offices)	(Zip Code)
(858) 550-7500
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	LGND	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 5, 2022, Ligand Pharmaceuticals Incorporated (the “Company”) announced that John L. Higgins has retired as Chief Executive Officer of the Company, and that Todd C. Davis was appointed Chief Executive Officer of the Company, each effective as of December 5, 2022. Mr. Davis is a member of the Company’s board of directors (the “Board”). Mr. Higgins also resigned as a member of the Board, effective December 31, 2022.

In connection with the foregoing, the Company and Mr. Higgins entered into a separation agreement (the “Higgins Agreement”). Pursuant to the Higgins Agreement, Mr. Higgins will be entitled to receive base salary continuation payments for a period of 18 months, continued health benefits at the Company’s expense for up to 18 months, full vesting of all of his outstanding equity awards (with his performance stock units vesting at “target” levels) and an extension of the post-employment exercise period of his vested stock options to the second anniversary of his last day of employment (but in no event beyond the original expiration date of such options), subject to his agreement to certain restrictions on the transfer of shares of the Company’s common stock held by him.

The full biography and other information with respect to Mr. Davis required by Item 5.02(c) of Form 8-K are included in the Company’s proxy statement on Schedule 14A for the 2022 annual meeting of stockholders filed with the SEC on April 22, 2022 under the heading “Proposal No. 1: Election of Directors — Business Experience of Director Nominees” and such biography and information are incorporated herein by reference. There are no family relationships between Mr. Davis and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with Mr. Davis’ appointment, Mr. Davis’ initial base salary and target annual bonus opportunity were set at $650,000 and 60% of his base salary, respectively. Mr. Davis was also granted stock options to purchase an aggregate of 132,000 shares of the Company’s common stock under the Company’s 2002 Stock Incentive Plan, which stock options will vest over four years based on the Company’s standard vesting schedule.

The Company also entered into a severance agreement with Mr. Davis (the “Davis Severance Agreement”). Under the terms of the Davis Severance Agreement, in the event Mr. Davis’ employment is terminated by us without cause or he resigns for good reason prior to a change in control of the Company or more than 24 months following a change in control of the Company, he will be eligible to receive a severance benefit equal to: (i) 18 months of his base salary at the rate in effect at the time of involuntary termination; plus (ii) 18 multiplied by the monthly premium he would be required to pay for continued health coverage for himself and his eligible dependents. Under the terms of the Davis Severance Agreement, in the event Mr. Davis’ employment is terminated by us without cause or he resigns for good reason within 24 months following a change in control of the Company, he will be eligible to receive a severance benefit equal to: (i) two times his annual rate of base salary in effect at the time of involuntary termination; plus (ii) two times the greater of: (a) the maximum target bonus for the fiscal year in which the termination occurs; or (b) the maximum target bonus for the fiscal year in which the change in control occurs, if different; plus (iii) twenty-four multiplied by the monthly premium he would be required to pay for continued health coverage for himself and his eligible dependents. The foregoing severance amounts will be payable in a lump sum following his termination of employment, subject to his execution of a general release of claims acceptable to the Company. The Davis Severance Agreement also provides that all of his outstanding stock awards will vest in the event of such a termination (provided that the acceleration of performance-based awards will be governed by the applicable award agreements). In addition, the post-termination exercise period of his stock options will be extended from three months to the date that is 24 months following the date of termination (but in no event beyond the original expiration date of such options), subject to his agreement to certain restrictions on the transfer of shares of the Company’s common stock held by him.

The foregoing descriptions of the Higgins Agreement and the Davis Severance Agreement do not purport to be complete and are qualified in their entirety by reference to the Higgins Agreement and Davis Severance Agreement, respectively, copies of which will be filed as exhibits to the Company’s Annual Report on Form 10-K to be filed with respect to the fiscal year ending December 31, 2022.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGAND PHARMACEUTICALS INCORPORATED

Date: December 5, 2022	By: /s/ Andrew Reardon Name: Andrew Reardon Title: Chief Legal Officer and Secretary